UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                  ________
                                  FORM 8-K

                               CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report(Date of earliest event reported) March 14, 2002

                              LANDS' END, INC.
           (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
(State or other           (Commission         (I.R.S. Employer
  jurisdiction            File Number)         Identification
of incorporation)                                  Number)




 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code
















                     INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

         Attached as Exhibit 99 to this report is a news release issued by Lands' End, Inc., announcing its fourth quarter performance and fiscal 2002 results.




















































                                SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.



                                        LANDS' END, INC.



March 15, 2002                   By:/S/ DONALD R. HUGHES
                                        Donald R. Hughes
                                        Senior Vice President &
                                        Chief Financial Officer





































FOR IMMEDIATE RELEASE

              LANDS' END REPORTS RECORD FOURTH QUARTER
                      AND FISCAL 2002 EARNINGS

DODGEVILLE, WIS. ... March 14, 2002... Lands' End, Inc. (LE), the direct merchant of classically styled apparel and home furnishings, today reported record earnings for its fourth quarter and fiscal year ended February 1, 2002.

FISCAL YEAR 2002 RECORD RESULTS
     Net income for the year ended February 1, 2002 was $66.9 million, or $2.23 per diluted share, compared to $34.7 million, or $1.14 per diluted share in the prior year. Total revenue for the year just ended was $1.569 billion, compared with $1.462 billion for the prior year. This represents a net income gain of 93 percent on a revenue increase of 7.3 percent.
     The fiscal year just ended includes 53 weeks compared to last year's 52 weeks. On a comparable 52-week basis, total revenue increased 5.5 percent.

FOURTH QUARTER RECORD RESULTS
     Net income for the 14 weeks ended February 1, 2002 was $45.9 million, or $1.51 per diluted share, compared with $31.8 million, or $1.07 per diluted share in the prior year's 13-week fourth quarter. Total revenue for the fourth quarter was $596.0 million, compared with $538.6 million in the same quarter a year ago. This represents a net income gain of 44.3 percent on a revenue increase of 10.7 percent. On a comparable 13-week basis, total revenue increased 5.8 percent from the prior year.
     In commenting on the results, company president and chief executive officer David F. Dyer said, "We are extremely pleased that we achieved record results, especially in the face of the challenging business environment this past year. The initiatives that we started three years ago, and the focused execution of the past year, contributed to our success. We are establishing the groundwork for future growth with programs such as enhanced customer segmentation, new catalogs and additional Internet innovations."

FOURTH QUARTER HIGHLIGHTS AND COMMENTS
     For the 14-week quarter just ended, sales of full-price merchandise to U.S. consumers rose 11 percent and Internet sales increased 40 percent, compared with the similar 13-week quarter in the prior year. On a comparable 13-week basis, sales of full-price merchandise to U.S. consumers rose 8 percent, and Internet sales were up 34 percent. As a percentage of total revenue, gross margin improvement of 1.1 percentage points was the result of significantly better vendor sourcing. As a percentage of total revenue, selling, general and administrative expenses declined 1.8 percentage points. Inventory investments in key items allowed the company to ship 88 percent of its merchandise immediately upon customer order, compared with 79 percent last year.
     The following table shows segment data on both a fiscal and comparable calendar basis. The additional week in fiscal 2002 added $24 million in merchandise sales to these periods.


SEGMENT DATA
     Segment merchandise sales data for fourth quarter and full year
     (in millions)
                                                Percent    Percent
                                                 change     change
                               4Q02     4Q01   14 weeks   13 weeks

     Core business segment     $353     $317    +11.2%     + 6.6%
     Specialty segment          145      134    + 8.6%     + 3.0%
     International segment       52       46    +12.5%     + 8.6%
      Total merchandise sales  $550     $497    +10.6%     + 5.8%

         Internet              $120     $ 86    +40.1%     +33.7%

                                                Percent    Percent
                                                 change     change
                               FY02     FY01   53 weeks   52 weeks

     Core business segment    $ 873    $ 814    + 7.3%     + 5.5%
     Specialty segment          433      408    + 6.0%     + 4.2%
     International segment      142      133    + 6.8%     + 5.4%
      Total merchandise sales $1448    $1355    + 6.9%     + 5.1%

         Internet               299      218    +37.2%     +34.7%

          Segment merchandise sales data (full-price and liquidation sales) excludes shipping & handling revenue. Internet sales are included in the respective business segments.

     On a comparable 13-week basis for the quarter, the strong growth of the core business segment was led by a 17 percent increase in women's and a 7 percent increase in coed, while men's was down 3 percent. In the specialty business segment, Home grew by 12 percent and Kids by 7 percent. Sales for the Business Outfitters division, formerly called Corporate Sales, were down 7 percent, due to adverse economic conditions. However, in U.S. dollars, international sales were strong, up 9 percent from the prior year, led by the German and United Kingdom businesses. Measured in their local currencies, sales in both Germany and the United Kingdom showed even stronger results.
     Gross profit for the quarter just ended was $267 million, or 44.8 percent of total revenue, compared with $235 million, or 43.7 percent of total revenue in the prior year. Continued improved vendor sourcing resulted in higher initial margins.
     Inventory was $227 million as of February 1, 2002, compared with $188 million at the end of the prior year. This year, the company invested $30 million to accelerate receipts of spring merchandise.
Fourth quarter liquidations of excess inventory were 7.5 percent of net merchandise sales versus 6.9 percent the year before, reflecting an additional week of clearance sales due to the calendar shift.
     Selling, general and administrative expenses in the fourth quarter of fiscal 2002 were $191 million, compared with $182 million in the prior year. As a percentage of total revenue, SG&A was 32.0 percent, compared with 33.8 percent in the prior year. The improved leverage was primarily due to better fulfillment levels that allowed us to convert demand to sales at a higher rate.

BUSINESS OUTLOOK FOR FISCAL 2003
For the quarter to date, on a fiscal basis, total revenue is up mid-single digits. For the full fiscal year 2003, the company currently anticipates a single-digit percentage increase in total revenue and a diluted earnings per share increase in the high-single-digit to low-double-digit percentage range. Gross profit margin is expected to improve by 30 to 70 basis points, and capital expenditures are currently planned to be about $35 million.
     Lands' End is a direct merchant of traditionally styled, classic products offered to customers around the world through regular mailings of its monthly and specialty catalogs and via the Internet at www.landsend.com.
    **********************************************
     SUPPLEMENTAL INFORMATION                 FY2002  FY2001
      (in millions)
       Twelve-month buyers                       7.0     6.7
       Three-year buyers                        11.5    11.2
       Catalogs mailed                           272     269
       Capital expenditures                    $40.5   $44.6
       Depreciation & amortization             $26.9   $23.4

STATEMENT REGARDING FORWARD-LOOKING INFORMATION
     Statements in this release that are not historical, including, without limitation, statements regarding our plans, expectations, assumptions, and estimations for fiscal 2003 revenues, gross profit margin, and earnings, as well as anticipated sales trends and future development of our business strategy, are considered forward-looking and speak only as of today's date. As such, these statements are subject to a number of risks and uncertainties. Future results may be materially different from those expressed or implied by these statements due to a number of factors. Currently, we believe that the principal factors that create uncertainty about our future results are the following: customer response to our merchandise offerings, circulation changes and other initiatives; the mix of our sales between full price and liquidation merchandise; overall consumer confidence and general economic conditions, both domestic and foreign; effects of weather on customer purchasing behavior; effects of shifting patterns of e-commerce versus catalog purchases; costs associated with printing and mailing catalogs and fulfilling orders; dependence on consumer seasonal buying patterns; fluctuations in foreign currency exchange rates; and changes that may have different effects on the various sectors in which we operate (e.g., rather than individual consumers, the Business Outfitters division, included in the specialty segment, sells to numerous corporations, and certain of these sales are for their corporate promotional activities). Our future results could, of course, be affected by other factors as well. More information about these risks and uncertainties may be found in the company's 10-K filings with the S.E.C.
     The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.







WEBCAST ANNOUNCEMENT
     The company will audio web cast its conference call for the general public at 9:30 a.m. CT today. This call will cover the company's performance for the holiday period and its business outlook for the remainder of the year. Register and listen at http://www.videonewswire.com/event.asp?id=3558. A playback will be available for one week.
     The conference call and web cast consist of copyrighted material that may not be recorded, reproduced, retransmitted, rebroadcast, stored or forwarded without Lands' End's express written permission. Your participation represents your consent to these terms and conditions. The call will be recorded by Lands' End, and your participation on this call also constitutes your consent to having any comments or statements you make appear on a transcript or broadcast of this call.
     Lands' End is a direct merchant of traditionally styled, classic casualwear offered to customers around the world through regular mailings of its monthly and specialty catalogs and via the Internet at www.landsend.com.

Contact Charlotte LaComb:  608-935-4835


CONSOLIDATED STATEMENTS OF OPERATIONS
Lands' End, Inc. & Subsidiaries
(Amounts in thousands, except per share data)

                            14 weeks   13 weeks   53 weeks     52 weeks
                              ended     ended       ended        ended
                             Feb. 1,   Jan. 26,    Feb. 1,     Jan. 26,
                              2002       2001       2002         2001

Net merchandise sales       $549,882   $496,993  $1,448,230  $1,354,974
Shipping and handling
  revenue                     46,124     41,564     120,832     107,309
  Total revenue              596,006    538,557   1,569,062   1,462,283

Cost of merchandise sales    281,243    259,963     758,792     728,446
Shipping and handling costs   47,654     43,160     121,444     112,158
  Total cost of sales        328,897    303,123     880,236     840,604

Gross profit                 267,109    235,434     688,826     621,679
  Selling, general and
   administrative expenses   190,520    181,863     575,662     560,019

Income from operations        76,589     53,571     113,164      61,660
  Other income (expense):
     Interest expense           (209)      (364)     (1,350)     (1,512)
     Interest income             537        790       1,521       2,244
     Other                    (2,649)    (3,516)     (5,406)     (7,381)

  Total other expense, net    (2,321)    (3,090)     (5,235)     (6,649)

Income before income taxes    74,268     50,481     107,929      55,011

  Income tax provision        28,390     18,678      41,013      20,354

Net income                  $ 45,878   $ 31,803   $  66,916   $  34,657

Basic earnings per share    $   1.54   $   1.08   $    2.27   $    1.15
Diluted earnings per share  $   1.51   $   1.07   $    2.23   $    1.14


Basic weighted average
 shares outstanding           29,772     29,412      29,476      30,047
Diluted weighted average
 shares outstanding           30,372     29,623      29,977      30,422



CONSOLIDATED BALANCE SHEETS
Lands' End, Inc. & Subsidiaries               Feb. 1,     Jan. 26,
(Amounts in thousands)                         2002         2001
Assets
Current assets:
  Cash and cash equivalents                  $122,091     $ 75,351
  Receivables, net                             13,297       19,808
  Inventory                                   227,220      188,211
  Prepaid advertising                          15,710       17,627
  Other prepaid expenses                        8,361        7,103
  Deferred income tax benefit                  15,905       10,973
Total current assets                          402,584      319,073

Property, plant and equipment, at cost:
  Land and buildings                          117,785      104,815
  Fixtures and equipment                      105,588      103,866
  Computer hardware and software              116,000       99,979
  Leasehold improvements                        4,837        4,630
  Construction in progress                          -        4,289
Total property, plant and equipment           344,210      317,579
  Less - accumulated depreciation
    and amortization                          150,342      132,286
Property, plant and equipment, net            193,868      185,293
  Other assets                                  2,668        3,263

Total assets                                 $599,120     $507,629

Liabilities and shareholders' investment
Current liabilities:
  Lines of credit                            $ 16,169     $ 16,940
  Accounts payable                             83,363       96,168
  Reserve for returns                           9,384        9,061
  Accrued liabilities                          46,910       41,135
  Accrued profit sharing                        4,781        2,357
  Income taxes payable                         24,957       13,213
Total current liabilities                     185,564      178,874

Deferred income taxes                          12,838       14,567

Shareholders' investment:
  Common stock, 40,221 shares issued              402          402
  Donated capital                               8,400        8,400
  Additional paid-in capital                   39,568       31,908
  Deferred compensation                           (56)        (121)
  Accumulated other comprehensive income        3,343        5,974
  Retained earnings                           556,003      489,087
  Treasury stock, 10,236 and 10,945
   shares at cost, respectively              (206,942)    (221,462)
Total shareholders' investment                400,718      314,188
Total liabilities and
  shareholders' investment                   $599,120     $507,629




CONSOLIDATED STATEMENTS OF CASH FLOWS
Lands' End, Inc. & Subsidiaries
(In thousands)
                                                Twelve months ended
                                                Feb. 1,    Jan. 26,
                                                 2002        2001
Cash flows from (used for)
 operating activities:
  Net income                                  $ 66,916    $ 34,657
  Adjustments to reconcile net income to net
   cash flows from operating activities-
    Depreciation and amortization               26,946      23,432
    Deferred compensation expense                   65         115
    Deferred income taxes                       (6,661)      5,138
    Loss on disposal of fixed assets             2,427         437
    Tax benefit of stock options                 7,660       2,199
    Changes in assets and liabilities:
      Receivables, net                           6,511      (2,055)
      Inventory                                (39,009)    (26,018)
      Prepaid advertising                        1,917      (1,055)
      Other prepaid expenses                    (1,258)     (1,888)
      Accounts payable                         (12,805)     21,658
      Reserve for returns                          323       1,192
      Accrued liabilities                        8,465      (1,091)
      Accrued profit sharing                     2,424        (403)
      Income taxes payable                      11,744       2,958
    Other                                       (2,160)      1,288
Net cash flows from operating activities        73,505      60,564

Cash flows used for investing activities:
  Cash paid for capital additions              (40,514)    (44,553)
Net cash flows used for investing activities:  (40,514)    (44,553)

Cash flows from (used for)
 financing activities:
  Proceeds from (payment of) short-term debt      (771)      5,216
  Purchases of treasury stock                  (12,388)    (27,988)
  Issuance of treasury stock                    26,908       5,699
Net cash flows from (used for) financing
  activities                                    13,749     (17,073)
Net increase (decrease) in cash and
 cash equivalents                               46,740      (1,062)
Beginning cash and cash equivalents             75,351      76,413

Ending cash and cash equivalents              $122,091    $ 75,351